Item 77C - The Brazil Fund

Registrant incorporates by reference to Proxy
Statement filed on April 12, 2006 (Accession
No. 0000950123-06-004573).

A Special Meeting of Stockholders (the
"Meeting") of The Brazil Fund (the "Fund") was held on May 15, 2006, at the offices of Deutsche Asset Management, 345 Park Avenue, New
York, New York 10154. At the Meeting, the following matters were voted upon by the stockholders (the resulting votes are presented below).

I.	Amendment to the Fund's Articles of
Incorporation:

For
Against
Abstain
3,157,699
432,830
26,511


II.	Approval of Liquidation and Dissolution:

For
Against
Abstain
3,146,336
447,476
23,227






G:\sec_reg\NSAR\2006\063006\Item 77C The Brazil Fund.doc